Exhibit 99.1

International Shipholding Corporation Reports First Quarter Results

MOBILE, Ala.--(BUSINESS WIRE)--International Shipholding Corporation (NYSE: ISH) today reported results for the quarter ended March 31, 2008. The Company reported net income of $4.814 million for the three months ended March 31, 2008, which included net income of $4.126 million from our discontinued LASH Liner service. For the comparable three months ended March 31, 2007, the Company reported net income of $4.740 million, which included net income of $3.402 million from our discontinued LASH Liner service. The net income from the discontinued operations was a result of gains from the disposal of the LASH equipment.

Operating income for the three months ended March 31, 2008 was $1.479 million as compared to $1.943 million for the comparable period in 2007. During the quarter, one of the Company’s vessels servicing its Indonesian operations experienced a significant off hire period resulting from damage to its engine. The vessel is now fully operational. In addition, the Company’s results from its carriage of supplemental cargoes on its U. S. Flag Pure Car Truck Carrier Fleet, while producing favorable results for the quarter, were lower than the comparable 2007 first quarter results. Partially offsetting the lower results of these two segments was the improvement of its Rail Ferry Service. As expected, due to the addition of the second decks, this segment’s tonnage volume increased, particularly during the month of March. Therefore, for the balance of the year operating income is expected to improve.

Administrative and general expense, a component of operating income, increased from the same period in 2007 primarily as a result of higher office lease cost and non-recurring consultant costs.

Interest expense for the three months ended March 31, 2008 was lower than the comparable period in 2007 reflecting the Company’s improved leverage position. Investment income was lower as a result of a drop in investment rates.

On February 1, 2008, the Company redeemed 337,618 shares of its 6% Convertible Exchangeable Preferred Stock. The redemption price was $51 per share representing a $4.06 per share premium from its carrying book value. Accordingly, the Company recorded a $1.371 million loss in this quarter from the redemption. The remaining 462,382 Preferred shares were converted by the holders of those shares into 1,155,955 shares of the Company’s Common stock. As a result of the action taken on the Preferred Stock the dividends paid in the first quarter of 2008 were $88,000 as compared to $600,000 for the comparable 2007 period.

Our Federal income tax benefit for the first quarter of 2008 was $1.200 million as compared to $313,000 for the 2007 first quarter. The increased benefit reflects both the favorable tax impact of the sale and leaseback arrangement of the Company’s U. S. Flag Molten Sulphur vessel and the investment in the Rail Ferry Service’s second decks. Both of these operations are taxed at the U.S. corporate statutory rate.

The results of the Company’s unconsolidated entities had improved results primarily from higher charter rates.

During March of 2008, the Company’s 50% owned unconsolidated entity owning four Bulk Carriers entered into an agreement to sell one of those vessels, a Panamax Bulk Carrier, by the end of the second quarter of 2008. When this vessel is sold in the second quarter the Company expects to generate, from its 50% investment, a reportable gain of approximately $16.0 million.

The common stock of International Shipholding Corporation is traded on the New York Stock Exchange with the symbol ISH.

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(All Amounts in Thousands Except Share Data)
(Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues	$55,804	$48,368

Operating Expenses:
Voyage Expenses	44,207	36,598
Vessel and Barge Depreciation	5,081	5,036

Gross Voyage Profit	6,516	6,734

Administrative and General Expenses	5,037	4,791

Operating Income	1,479	1,943

Interest and Other:
Interest Expense	2,055	2,610
Loss on Redemption of Preferred Stock	1,371	-
Investment Income	(245)	(659)
	3,181	1,951
Loss from Continuing Operations Before (Benefit)
Provision for Income Taxes and Equity in Net Income of Unconsolidated Entities	(1,702)	(8)

(Benefit) Provision for Income Taxes:
Current	-	-
Deferred	(1,200)	(313)
State	16	3
	(1,184)	(310)

Equity in Net Income of Unconsolidated Entities (Net of Applicable Taxes)	1,206	1,036

Income from Continuing Operations	688	1,338

Gain from Discontinued Operations
Gain/(Loss) before benefits for income taxes	-	(1,126)
Gain on Sale of Liner Assets	4,597	4,528
(Provision) Benefit for Income Taxes	(471)	-
Net Income (Loss) from Discontinued Operations	4,126	3,402

Net Income	$4,814	$4,740

Preferred Stock Dividends	88	600

Net Income Available to Common Stockholders	$4,726	$4,140

Basic and Diluted Earnings Per Common Share:

Net Income (Loss) Available to Common Stockholders
Continuing Operations	$0.08	$0.12
Discontinued Operations	0.57	0.56
	$0.65	$0.68

Net Income (Loss) Available to Common Stockholders - Diluted
Continuing Operations	$0.08	$0.16
Discontinued Operations	0.57	0.42
	$0.65	$0.58

Weighted Average Shares of Common Stock Outstanding:
Basic	7,281,355	6,119,187
Diluted	7,281,355	8,153,039

CONTACT:
International Shipholding Corporation
Niels M. Johnsen, Chairman, 212-943-4141
or
Erik L. Johnsen, President, 251-243-9221